Exhibit 10.42
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”), dated as of 12 February 2007 (the “Effective Date”), is made by and between AVANIR PHARMACEUTICALS, a California corporation having its principal offices at 101 Enterprise, Suite 300, Aliso Viejo, California, 92656 (the “Company”), and Martin J. Sturgeon (“Employee”).
AGREEMENT
     1. Commencement Date.
          Employee’s employment under this Agreement shall commence on 12 February 2007 (“Commencement Date”).
     2. At-will Employment.
     Employee’s employment relationship with the Company (“Employment”) is at-will, terminable at any time with or without cause or advance notice by either the Company or Employee. While certain sections of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement shall be construed as a guarantee of employment of any length.
     3. Employment Duties.
          (a) Title. Employee shall be Vice President of Finance and Chief Accounting Officer of the Company and shall be assigned duties and responsibilities consistent with that position at the discretion of the Company.
          (b) Full-Time Attention. Employee shall devote his full time, attention, energy and skills to the Company during the period he is employed under this Agreement.
          (c) Policy Compliance. Employee shall comply with all of the Company’s policies, practices and procedures, including the terms of the Confidentiality Agreement (defined below).
     4. Compensation.
          (a) Base Salary. The Company shall pay Employee a base salary of $16,666.67 per month (an annual rate of $200,000), or such higher amount as the Company may determine from time to time (“Base Salary”), payable in accordance with the Company’s regular payroll practices.
          (b) Bonus Compensation. In addition to the Base Salary, Employee shall be eligible for an annual discretionary bonus of up to 25% of the Employee’s then-current annual base salary (pro-rated for fiscal 2007 as described below), with such bonus to be determined and paid in the first quarter of each fiscal year with respect to Employee and Company performance in the prior fiscal year. The actual bonus may be higher or lower than the 25% target amount, at the discretion of the Company. Any bonus payable with regard to performance in fiscal 2007 will be prorated on account of Employee’s commencement of employment less than one year prior to the payment date. Employee must be employed by the Company when bonuses are distributed in order to be eligible to receive such bonus. If Employee leaves the employ of the Company for any reason prior to the distribution of annual bonuses in any given year, he will not be eligible to receive any part of that year’s discretionary bonus.
          (c) Equity Compensation. The Company has recommend to its Board of Directors that Employee be granted the following equity awards as additional compensation and such awards have been approved, pending the commencement of employment:
               (i) Subject to the commencement of employment, Employee shall be granted a restricted stock unit on the Commencement Date representing 10,000 shares of Class A common stock (the “RSU’s”). The RSU’s shall vest in full upon Employee’s completion of two full years of employment (the “Vesting Date”). The RSU’s will be granted pursuant to the Company’s equity compensation plans (the “Equity Plans”) and will be governed by the terms and conditions of such plans. Except as set forth in Section 10(d)(ii), the RSU’s shall be forfeited if the Employment is terminated prior to the Vesting Date.
               (ii) Subject to the commencement of employment, Employee shall be granted an option on the Commencement Date to purchase 20,000 shares of Class A common stock, with an exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, subject to a four-year vesting schedule (25% vesting on the first anniversary of the Commencement Date and the remainder vesting in 12 equal installments each quarter thereafter over the next three years). This option shall be granted as an “inducement option” under NASDAQ Marketplace Rule 4350 and shall be granted outside of the Equity Plans, but shall be governed in all material respects as if it was granted under the Company’s 2005 Equity Incentive Plan, mutatis mutandis. This option will be treated for tax purposes as a non-statutory stock option.
     The foregoing share amounts and share purchase prices shall be adjusted, as necessary, to give effect to any stock split, reverse stock split, stock dividend, recapitalization or similar transaction affecting the Company’s Class A common stock that is effected after the Effective Date.
          (d) Employee Benefits. Employee shall be entitled to participate in all employee benefit plans, programs and arrangements maintained by the Company and made available to employees generally. The Employee’s participation in such Company plans or programs shall be on the same basis and terms as are applicable to other executive employees of the Company. Employee shall accrue 5 weeks of vacation the first year of service.
          (e) Reimbursement of Expenses. During his employment with the Company, Employee shall be entitled to reimbursement for all reasonable and necessary business expenses incurred on behalf of the Company, in accordance with the Company’s policies and procedures.
     5. Confidentiality Agreement. Employee shall concurrently herewith execute and deliver to the Company the Employee Invention Assignment, Patent and Confidential Information Agreement (“Confidentiality Agreement”) in the form attached hereto as Exhibit B.

     6. Non-Competition. During his Employment, Employee shall not, directly or indirectly, either as an employee, employer, consultant, corporate officer or director, investor, or in any other capacity, engage or participate in any business that is a Competitor of the Company, unless such participation or interest is fully disclosed to the Company and approved by the Board. “Competitor,” as used in this paragraph, refers to any company that has therapeutic products (i) on the market or in clinical development and (ii) that are in competition with the products the Company has on the market or that have entered clinical development. Notwithstanding the above, Employee may own securities in any Competitor that is a public company, so long as Employee does not own, of record or beneficially, more than an aggregate of five percent of the outstanding securities of such company.
     7. Non-Solicitation. During his Employment, and for a period of 12 months thereafter, whether for Employee’s own account or the account of any other person, Employee shall not solicit, directly or indirectly, any employee to leave his or her employment with the Company. For purposes of this Agreement, the phrase, “shall not solicit, directly or indirectly,” includes, without limitation, that Employee shall not: (i) identify any Company employees to any third party as potential candidates for employment, such as by disclosing the names, backgrounds, compensation or qualifications of any Company employees; (ii) personally or through any other person approach, recruit or otherwise solicit employees of Company to work for any other employer; or (iii) participate in any pre-employment interview with any person who was employed by the Company while Employee was employed by the Company whether under this Agreement or otherwise.
     8. Agreement with Previous Employers. Employee represents and warrants to the Company that he does not have any agreement with any previous employer that prevents him from performing his duties and responsibilities under this Agreement or that in any way limits his performance hereunder. Employee understands and acknowledges that his employment with the Company is contingent upon his compliance with any and all agreements between him and his prior employers.
     9. Change of Control. Upon commencement of employment, Employee shall be eligible to enter into the Company’s standard Change of Control Agreement for executive officers (the “Change of Control Agreement”) in the form attached hereto as Exhibit A.
     10. Voluntary Resignation or Termination for “Cause.”
          (a) Payment upon Voluntary Resignation or Termination for Cause. If Employee voluntarily resigns his Employment, and such resignation is not a “Resignation for Good Reason” (as defined in the Change of Control Agreement), or if Employee is terminated for Cause (defined below), the Company shall pay Employee all accrued and unpaid Base Salary through the date of termination and any vacation that is accrued but unused as of such date. Employee shall not be eligible for Severance Payments, as defined below, or any continuation of benefits (other than those provided for under the Federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or any other compensation pursuant to this Agreement or otherwise.

          (b) Definition of “Cause.” As set forth above, the Employment relationship between the parties is at-will, terminable at any time by either party for any reason or no reason. The termination may nonetheless be for “Cause.” For purposes of this Agreement, “Cause” means:
               (i) Employee’s material breach of this Agreement or any confidentiality agreement between the Company and Employee; or
               (ii) Employee’s willful and intentional failure or refusal to comply with the Company’s Employee Manual, the Company’s Code of Business Conduct and Ethics, or other policies or procedures established by the Company; or
               (iii) Employee’s willful and intentional appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; or
               (iv) Employee’s misappropriation (or attempted misappropriation) of any of the Company’s funds or material property; or
               (v) Employee’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment; or
               (vi) Employee’s willful and intentional misconduct or incompetence; or
               (vii) Employee’s becoming “disabled,” (defined in Section 409A(a)(2)(C) of the Code), resulting in his inability to perform the essential functions of his position, with reasonable accommodation; or
               (viii) Employee’s death.
          (c) In each case, “Cause” shall be determined conclusively by the Board, acting in good faith. Notwithstanding the foregoing, no event described in Section 10(b)(i), (ii), (iii) and (vi) above will give rise to “Cause” unless it is communicated by the Company to Employee in writing and unless it is not corrected by the Employee in a manner that is reasonable satisfactory to Company within 30 days of the Employee’s receipt of such written notice.
          (d) Termination Without Cause or Resignation for Good Reason. Subject to Section 9, if Employee: (i) is terminated without “Cause,” or (ii) resigns in a “Resignation for Good Reason,” (as defined in the Change of Control Agreement), then Employee shall be paid all accrued and unpaid Base Salary and any accrued but unused vacation through the date of termination. In addition, in exchange for Employee’s execution of a release of all claims against the Company and its subsidiaries and affiliates effective as of the date of termination and in substantially the form attached to the Change of Control Agreement, and if Employee is not then entitled to severance benefits under the Change of Control Agreement in connection with such termination or resignation, then

               (i) Employee shall be eligible to receive severance payments under this Agreement in an amount equal to six months Base Salary and an amount equal to the greater of (x) 12.5% of Base Salary or (y) 50% of the last bonus, if any, paid to Employee pursuant to Section 4 (the “Severance Payments”), payable on the earliest of (A) the date that is six months and a day after Employee’s “separation from service” for any reason, other than death or becoming “disabled” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of Employee’s death or on which Employee becomes “disabled” (as such term is used in Section 409A(a)(2)(C) of the Code), (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code) or (D) the date such payments or benefits are no longer deemed by the Code to be subject to penalty tax or interest. The payment timing provisions of this paragraph shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, upon the written request of Employee, reform such provision to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and without creating additional cost for the Company; and
               (ii) The vesting of the RSU’s shall accelerate and the RSU’s shall become fully vested.
     11. Dispute Resolution Procedures. Except as expressly provided in this Agreement, Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration, to the extent permitted by law, to be held in Orange County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”) and in accordance with the accompanying Mutual Arbitration Agreement attached hereto as Exhibit C. The arbitrator’s decision shall be final, conclusive and binding on the parties to the arbitration pursuant to the Mutual Arbitration Agreement. Judgment may be entered on the decision of the arbitrator in any court having competent jurisdiction.
     12. Notices. Any reports, notices or other communications required or permitted to be given by either party hereto, shall be given in writing by personal delivery, overnight courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed to each respective party at the address shown below or other current address:
     If to AVANIR:
Avanir Pharmaceuticals
101 Enterprise, Suite
Aliso Viejo, California 92656
Attn: Vice President Human Resources

     If to Employee:
Martin J. Sturgeon
1 Windy Hill Lane
Laguna Hills, CA 92653
     13. Withholding. All payments, including Base Salary, bonus and Severance Payments, shall be paid less applicable Federal and state withholding taxes. In the case of the rights referred to in Section 4(c) (Equity Compensation) above, Employee shall be responsible for furnishing the Company with the amount of any required withholding at the time it is due, and the Company’s obligations with respect to such rights shall be conditioned upon Employee’s compliance with this Section 13.
     14. General Provisions.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
          (b) Assignment. Employee may not assign, pledge or encumber her interest in this Agreement or any part thereof.
          (c) No Waiver of Breach. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one shall not constitute a waiver of such party’s right to assert all other legal and equitable remedies available under the circumstances.
          (d) Severability. The provisions of this Agreement are severable, and if any provision shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, shall not be affected.
          (e) Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, whether oral or written.
          (f) Modifications and Waivers. No modification or waiver of this Agreement shall be valid unless in writing, signed by the party against whom such modification or waiver is sought to be enforced.
          (g) Amendment. This Agreement may be amended or supplemented only by a writing signed by both of the parties hereto.
          (h) Duplicate Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one agreement.

          (i) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (j) Drafting Ambiguities. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.
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EXECUTED at Aliso Viejo, California, this 12th day of February, 2007.

AVANIR PHARMACEUTICALS
Dated: February 12, 2007	By:	/s/ Eric K. Brandt
Eric K. Brandt
Chief Executive Officer

EMPLOYEE
Dated: February 12, 2007	/s/ Martin J. Sturgeon
Martin J. Sturgeon